Exhibit 10.12

#250 – 750 West Pender Street

Vancouver, BC, V6C 2T7

T/604-558-4300

January 1, 2025

Verdera Energy Corp.

#1200 – 750 West Pender Street

Vancouver, BC, V6C 2T8

Attention: Tim Gabruch, CEO and the Board of Directors

Dear Tim:

The purpose of this letter is to outline the nature of CrossDavis’ involvement with the financial statements of Verdera Energy Corp. (the “Company”) for future reporting periods of which the arrangements outlined in this letter will continue in effect from period to period and year to year unless changed by mutual agreement between CrossDavis and the Company. As agreed, we will assist management of the Company in preparing the “prepared by management” financial statements and the “prepared by management” management discussion and analysis from information provided by the Company. We will not perform an audit, review or compilation engagement on such information.

Since we are accepting this engagement as accountants, not as auditors, we request that the Company does not record this as an auditing engagement in the minutes of the shareholders' meetings. Our services will not result in the expression of an audit opinion or any other form of assurance on the financial statements nor the fulfilling of any statutory or other audit requirement. The Company may wish to obtain legal advice concerning statutory or contractual audit requirements. CrossDavis will provide some advice as to what audit services may be required and will assist in the engagement of an appropriate audit service provider.

It is understood and agreed that:

•	The Company will provide us with the financial information required to complete the engagement.

•	The Company will provide us with accurate and complete information necessary to assist in the preparation of such “prepared by management” financial statements and “prepared by management” management discussion and analysis.

•	The financial statements and management discussion and analysis are considered to be “prepared by management”. The responsibility for the accuracy and completeness of the representations in the financial statements and management discussion and analysis remains with management

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•	Each page of the draft financial statements will be conspicuously marked as being unaudited and prepared by management.

This engagement cannot be relied upon to prevent or detect error and fraud and other irregularities. We wish to emphasize that responsibility for the prevention and detection of error and fraud and other irregularities must remain with management.

Corporate Information

It is acknowledged that we will have access to all corporate information in the Company’s custody that we require to complete our engagement. Our services are provided on the basis that:

•	The Company represents to us that it has obtained any required consents for collection, use and disclosure to us of corporate information required under applicable privacy legislation; and

•	We will hold all corporate information in compliance with our firm’s Privacy Statement.

Services to be provided by Cross Davis & Co. LLP:

It is acknowledged that Cross Davis & Co. LLP will provide the following services:

•	CFO title provided by Scott Davis, as a member of the management team;

•	Bookkeeping review and working papers provided by a dedicated staff accountant overseen by the CFO;

•	Drafting the Company’s “prepared by management” financial statements for review and approval by the management of the Company;

•	Assisting in the preparation of the “prepared by management” Management Discussion and Analysis for review and approval by the management of the Company;

•	Liaison with the auditors at year-end including the preparation of working papers to facilitate a smooth, clean year-end audit;

•	Timely response to all inquiries regarding various accounting, compliance and general business matters to your satisfaction.

Indemnity

The total liability of Cross Davis & Company LLP and any of its partners and employees for any errors, omissions or negligent acts, whether they are in contract or in tort or in breach of fiduciary duty or otherwise, arising from any professional services performed or not performed by Cross Davis & Company LLP or by any of its partners or employees for the client shall be limited to the sum available in respect of the liability of Cross Davis & Company LLP, under the policy or policies of professional liability insurance available to indemnify Cross Davis & Company LLP, at the time the claim is made.

We will use all reasonable efforts to complete all obligations of the engagement described in this letter within the agreed upon time frames. However, we shall not be liable for failures or delays in performance that arise from causes beyond our control, including the untimely performance by the Company of its obligations.

Fees

Our professional fees will be $7,500 per month plus GST and are due when rendered. Fees for additional services will be established separately.

If you have any questions about the contents of this letter, please raise them with us. If the services outlined are in accordance with your requirements and if the above terms are acceptable to you, please sign the copy of this letter in the space provided and return it to us. We appreciate the opportunity to be of service to the Company.

Yours truly,

CROSS DAVIS & COMPANY LLP

CROSS DAVIS & COMPANY LLP

Chartered Professional Accountants

The services and terms set out are as agreed.

Verdera Energy Corp.

Per:	/s/ Tim S. Gabruch

Date:	January